SUBSTITUTE POWER OF ATTORNEY

Under the terms of powers of attorney (each, a “Power of Attorney”) previously filed with the U.S. Securities and Exchange Commission, the undersigned was appointed an attorney-in-fact for the below listed individuals to, among other things, execute for and on behalf of the following individuals any Forms 3, 4 or 5, Schedule 13D or 13G, or any amendment(s) thereto, in accordance with Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder:

Filip Janku

Kimberly Blackwell

Chandra Leo

Anthony Manning

Andrew Schiff

Christine Siu

Jan Skvarka

In addition, the undersigned has executed a Power of Attorney in his individual capacity covering the matters described above. In accordance with the authority granted under each Power of Attorney, including the full power of substitution, the undersigned hereby appoints Phil Nickson as substitute attorney-in-fact, on behalf of himself and on behalf of the individuals listed above, with the power to exercise and execute all of the powers granted or conferred in the applicable Power of Attorney. For the avoidance of doubt, the foregoing appointment shall not serve as a revocation of the powers granted to the undersigned himself in each Power of Attorney.

This substitute Power of Attorney shall remain in full force and effect with respect to each Power of Attorney until such underlying Power of Attorney is revoked or terminated, unless earlier revoked by the undersigned in a signed writing.

Date: June 24, 2026

By: /s/ Markus Warmuth
Name: Markus Warmuth
Title: Attorney-in-Fact